UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 Innovative Industrial Properties, Inc.
11440 West Bernardo Court, Suite 100
San Diego, CA 92127
April 7, 2022
Dear Stockholder:
You are cordially invited to attend our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Pacific Time on May 18, 2022 at our San Diego offices located at 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The business that will be conducted at the Annual Meeting is described in the Notice of the 2022 Annual Meeting of Stockholders and Proxy Statement.
We would like to take this opportunity to highlight a few areas of achievement during this past year, another year of strong execution by our dedicated team of professionals.
Continued Outperformance Drove Financial Results and Stockholder Value Creation
In 2021, representing our fifth full year in our company’s operating history, our team’s focused execution of our business model drove results that well exceeded our expectations:
Acquisitions	Top-Line Growth	Bottom-Line Results	Per Share Results
$2.0B of capital committed, a 53% increase from 2020(1) 103 total properties, a 56% increase from 2020	$204.6M in total revenues, a 75% increase from 2020	$112.6M in net income attributable to common stockholders $175.0M in adjusted funds from operations (“AFFO”), a 78% increase from 2020(2)	$4.55 in net income attributable to common stockholders per share – diluted $6.66 in AFFO per share – diluted, a 33% increase from 2020(2)

(1)
For December 31, 2021, our capital commitment included approximately $1.7 billion invested in the aggregate (excluding transaction costs) and an additional approximately $316.1 million available to reimburse certain tenants and sellers for completion of construction and tenant improvements at our properties. For December 31, 2020, our capital commitment included approximately $1.0 billion invested in the aggregate (excluding transaction costs) and an additional approximately $287.8 million available to reimburse certain tenants and sellers for completion of construction and tenant improvements at our properties.

(2)
AFFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to AFFO and definitions of terms are included in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Information and Other Metrics — Funds from Operations, Normalized Funds from Operations and Adjusted Funds from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”).

This operational and financial outperformance in turn drove continued strong value creation for our stockholders, as reflected in our one-, three- and five-year total stockholder returns ended December 31, 2021 and growth in our common stock dividends:
Total Stockholder Returns(1)			Common Stock Dividends
One Year	Three Years	Five Years
47% one-year TSR 43% outperformance over MSCI US REIT Index(4)(5) 29% outperformance over S&P 500(5)	539% three-year TSR 66% outperformance over MSCI US REIT Index(4)(5) 100% outperformance over S&P 500(5)	1,590% five-year TSR 67% outperformance over MSCI US REIT Index(4)(5) 133% outperformance over S&P 500(5)	$5.72 2021 Dividends 28% increase from 2020(2) $1.50 Q4 2021 Dividend(3)

(1)
Total stockholder return (“TSR”) is calculated based on the stock price appreciation and dividends paid to show the total return to a stockholder over a period of time. TSR assumes dividends are reinvested in common stock on the day the dividend is paid.

(2)
Includes quarterly common stock dividends declared during the period.

(3)
Represents the quarterly common stock dividend paid on January 14, 2022 to stockholders of record as of December 31, 2021.

(4)
A real estate investment trust is a “REIT”. MSCI US REIT Index is the “MSCI REIT Index”.

(5)
Measured in annualized TSR for the comparable time period.

Environmental, Social and Governance Focus
In June 2021, we proudly issued our inaugural Environmental, Social and Governance Report (“ESG Report”), which provides detail on our environmental, social and governance initiatives. Our report can be found in the ESG section of our corporate website, and we encourage you to read the ESG Report to understand the significant value we place on ESG initiatives in support of our employees, tenant partners and the communities we serve.
Investing in Our Team
We believe that attracting, developing, engaging and retaining our gifted team members, who help create long-term value for our stockholders, is an absolute priority. To nurture an engaging work environment, invest in our people and foster a sense of shared purpose, we offer a variety of programs aimed at bettering the lives of our team members, including:
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Highly competitive compensation (including salary, bonuses and equity), including a 401(k) plan with matching contributions;

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A best-in-class benefits package, with comprehensive health insurance for each employee and their immediate family at no cost to the employee, including but not limited to a high coverage, low-deductible PPO medical plan, PPO dental coverage, a generous vision plan, short and long-term disability benefits and life and accidental death and dismemberment coverage;

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Four weeks of paid time off each year, which are in addition to company paid holidays;

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A wellness reimbursement benefit for fitness and mindfulness applications, classes and home exercise equipment that encourages our employees to stay mentally and physically fit;

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Paid time for volunteering at non-profit organizations;

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Company sponsorship of continuing education courses; and

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Matching contributions from the company for employee donations to qualifying educational institutions.

Investing in Our Communities
We recognize that our operations, and those of our tenants, have the potential to transform thousands of lives in the communities where our properties are located. Many of these communities have experienced significant hardships, most notably losses in jobs and commerce due to industry disruption and migration to other geographies. However, together with our tenant partners, we have demonstrated the ability to bring back good jobs, economic activity and much needed benefits to the people of these communities, in addition to key tax revenues that drive reinvigoration of local services, schools and healthcare.
We and our tenant partners, as well as our individual employees and board members, also continued to focus on donating time, expertise and financial resources across a wide spectrum of social initiatives throughout 2021, with that need being even more pressing in the face of challenges presented by the ongoing COVID-19 pandemic. We look forward to providing updates on those initiatives in our next ESG Report that we expect to issue later this year, including the hands-on volunteering of our employees and focused financial donations to those in our communities with pressing needs.
Investing in Our Properties
As we highlighted through case studies in our ESG Report, many of our projects focus on the redevelopment of existing industrial buildings, revitalizing previously vacant or under-utilized buildings, which translates into dramatic reductions of demolition and landfill disposal, driving embodied carbon savings.
We also partner with our tenants to extensively improve energy efficiency and environmental performance of our properties, including funding of improvements such as lighting upgrades, installation of building management systems, implementation of storm water management systems, heating, ventilation and air conditioning upgrades, tiered cultivation, advanced irrigation systems, health and safety systems and greenhouse construction.
Corporate Governance Highlights
We remain committed to managing the company for the benefit of our stakeholders and maintaining good corporate governance practices. In 2021 and in early 2022, we further enhanced our corporate governance practices by:
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Adopting a company-wide Vendor Code of Conduct.

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Adopting a company-wide Human Rights Policy.

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Adopting a company-wide Diversity, Equality and Inclusion Policy Statement.

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Specifically delegating oversight of the company’s policies, programs and practices relating to environmental, social and governance matters to the nominating and corporate governance committee.

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Specifically delegating cybersecurity and data privacy oversight responsibilities to the audit committee.

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Adopting a policy that prohibits pledging by all executive officers, employees and directors in shares of the company’s common stock or preferred stock.

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Adopting a compensation recoupment (clawback) policy for all executive officers.

In addition to these enhancements, we continue to maintain the following corporate governance practices to enhance the company’s reputation for integrity and serving our stockholders responsibly:
Corporate Governance Highlights
✓	Six directors, including four independent directors, one female director and one Mexican-American director.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	All directors subject to annual election.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.
✓	All Board committee members are independent.	✓	We amended our bylaws to allow stockholders to propose amendments to our bylaws.
✓	Our directors, officers, and other employees are subject to a Code of Business Conduct and Ethics.	✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.
✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.	✓	Our Board conducts regular executive sessions of independent directors.
✓	Cash and equity incentive compensation is subject to a formal clawback policy.	✓	All directors attended at least 94% of Board and Board committee meetings in 2021, including eleven Board meetings.
✓	Adopted Vendor Code of Conduct.	✓	Adopted Human Rights Policy.
✓	Adopted Diversity, Equality and Inclusion Policy Statement.	✓	Independent vice chairman of the Board.
✓	No stockholder rights plan is in effect.	✓	No tax gross-up provisions.
In the context of the continued challenges brought by the COVID-19 pandemic, I am so proud of what our dedicated team of professionals has been able to accomplish in the continued execution of our business strategy on all fronts. As we consistently note, we believe the best years of this dynamic industry are yet to come, and we look forward to supporting our tenant partners as the go-to, long-term real estate partner for many years to come. We thank you as always for your tremendous support, and we are steadfast in our commitment as responsible stewards of your investment and to continue to create enduring, long-term value for our stockholders.
Alan Gold
Executive Chairman of the Board
April 7, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE & TIME
8:00 a.m., Pacific Time, on May 18, 2022
PLACE
Innovative Industrial Properties, Inc.,11440 West Bernardo Court, Suite 100 San Diego, CA 92127
ITEMS OF BUSINESS
1.
To elect six directors, each to serve until the 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified.

2.
To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.

3.
To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.

4.
To transact such other business as may be properly presented at the annual meeting or any postponement or adjournment of the meeting.

RECORD DATE
You are entitled to vote at the annual meeting if you were a stockholder of record as of the close of business on March 15, 2022.
PROXY MATERIALS
This notice of meeting, the proxy statement, the proxy card, and our 2021 annual report to stockholders, which is not part of the proxy solicitation materials, are available at https://www.cstproxy.com/innovativeindustrialproperties/2022.
PROXY VOTING
We first mailed the Notice of Availability of Proxy Materials to Stockholders on April 7, 2022. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our 2021 annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending a paper copy of the proxy materials to any stockholder who has elected to receive its proxy materials by mail. Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may withdraw your proxy and vote in person at any time before the proxy is voted.
By Order of the Board of Directors,
Alan Gold
Executive Chairman of the Board
April 7, 2022

INNOVATIVE INDUSTRIAL PROPERTIES, INC.
Proxy Statement Table of Contents

i

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2022
We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors (the “Board”) of Innovative Industrial Properties, Inc. (the “Company,” “we,” “our,” and “us”) for use at the annual meeting of the Company’s stockholders (the “Annual Meeting”), to be held at 8:00 a.m., Pacific Time, on Wednesday, May 18, 2022 at 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, as well as in connection with any adjournments or postponements of the meeting. This proxy statement is first being furnished or sent to stockholders on or about April 7, 2022.
Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted:
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FOR the election of the Board’s nominees for director, or for a substitute in the discretion of the designated proxy holders in the event a nominee is unable to serve or declines to do so;

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FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

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FOR approval on a non-binding advisory basis of the compensation of our named executive officers.

As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the Board will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.
Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:
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By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. Stockholders submitting proxies by telephone will need to have available the control number that appears on their Notice of Internet Availability, proxy card, or a voting instruction card, as applicable.

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By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of the solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 18, 2022
This proxy statement and our 2021 annual report to stockholders are available at https://www.cstproxy.com/innovativeindustrialproperties/2022.

QUESTIONS AND ANSWERS REGARDING THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Who is soliciting proxies from the stockholders?
Our Board is soliciting your proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.
What will be voted on at the annual meeting?
Our stockholders will vote on three proposals at the annual meeting:
1.  The election of six directors, each to serve until the 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified;
2.  The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
3.  An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Your proxy will also give the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting.
How will we solicit proxies, and who bears the cost of proxy solicitation?
Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. These individuals do not receive separate compensation for these services. Finally, in accordance with regulations of the SEC, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.
Who can vote at the annual meeting?
Our Board has fixed the close of business on March 15, 2022, as the record date for our annual meeting. Only stockholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of March 15, 2022, our only outstanding class of voting securities was common stock, $0.001 par value per share. On that date, we had 50,000,000 shares of common stock authorized, of which 25,701,927 shares were outstanding.
If you (and not your broker) are the record holder of our stock, you can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting. You may vote your shares on the Internet, via telephone, or, to the extent you request written proxy materials, by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions regarding the three methods of voting by proxy are contained on the Notice and the proxy card.
How many votes must be present to hold the annual meeting?
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting. As of March 15, 2022, we had 25,701,927 shares of common stock outstanding; thus, we anticipate that the quorum for our annual meeting will be 12,850,964 shares.
How many votes does a stockholder have per share?
Our stockholders are entitled to one vote for each share held.

What is the required vote on each proposal?
Directors are elected by a plurality vote; the candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected. Stockholders do not have the right to cumulate their votes.
The affirmative vote of a majority of the votes cast will be required to ratify the appointment of BDO USA, LLP to serve as the our independent registered public accountants; and to adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers.
How will the proxy be voted, and how are votes counted?
If you vote by proxy (either voting on the Internet, by telephone or by properly completing and returning a paper proxy card that you receive upon requesting written proxy materials), the shares represented by your proxy will be voted at the annual meeting as you instruct, including any adjournments or postponements of the meeting. If you return a signed proxy card but no voting instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:
1.  “FOR” the election of director nominees Alan Gold, Gary Kreitzer, Mary Curran, Scott Shoemaker, Paul Smithers and David Stecher.
2.  “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.  “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers.
If you hold your shares in your broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, your shares will not be voted in any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote”. Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. Under the rules of the New York Stock Exchange (“NYSE”), which is the stock exchange on which our common stock is listed, the ratification of our appointment of our independent registered public accounting firm is considered a routine matter for broker voting purposes, but the election of directors and advisory vote on compensation of our named executive officers are not considered routine matters. It is important that you instruct your broker as to how you wish to have your shares voted, even if you wish to vote as recommended by the Board.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board has nominated and recommends for election as directors the six individuals named herein to serve until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified. All of the nominees are presently directors of the Company and following the annual meeting, there will be no vacancies on the Board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute nominated by the Board on the recommendation of the nominating and corporate governance committee. The Board does not believe at this time that any substitute nominees will be required. There are no family relationships between any of our directors or executive officers. We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service, and have highlighted particularly noteworthy attributes for each Board member in the individual biographies below.
Recommendation of the Board
Our Board recommends that stockholders vote FOR each of the nominees set forth below.
Information Regarding Nominees
The tables below set forth the name, position with our Company and age of each nominee for director as of March 15, 2022, along with the particular skills of each director that contribute to our Board’s collective ability to effectively direct the management of the business and affairs of the Company.
	Alan Gold	Mary Curran	Gary Kreitzer	Scott Shoemaker	Paul Smithers	David Stecher
Extensive commercial real estate experience	X		X
Relevant executive experience	X	X	X		X
High level of financial and capital markets experience	X	X	X			X
Deep understanding of potential medical applications for cannabis	X			X
Strong regulatory and legal knowledge			X		X
Risk oversight experience	X	X	X	X	X	X
Name	Position	Age
Alan Gold	Executive Chairman	61
Gary Kreitzer	Vice Chairman	67
Mary Curran	Director	65
Scott Shoemaker	Director	55
Paul Smithers	President, Chief Executive Officer and Director	65
David Stecher	Director	61
Alan Gold is a co-founder and has served as executive chairman of our Board since our formation in June 2016. Mr. Gold also serves as executive chairman of IQHQ, Inc., a privately-held life science real estate company. Mr. Gold served as chairman, president and chief executive officer of BioMed Realty Trust, Inc. (formerly NYSE: BMR) (“BioMed Realty”), a REIT specializing in acquiring, leasing, developing and managing laboratory and office space for the life science industry, from its inception in 2004 through the sale of the company to affiliates of Blackstone Real Estate Partners VIII L.P. in January 2016. Mr. Gold also served as chairman, president and chief executive officer of BioMed Realty’s privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. In addition, Mr. Gold was a co-founder and served as president and a director of Alexandria Real Estate Equities, Inc. (NYSE: ARE) (“Alexandria Real Estate”), an urban office REIT, from its predecessor’s inception in 1994 until August 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as assistant vice president of commercial real estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as real estate investment officer of commercial real estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold currently serves on the board of directors, audit committee and compensation committee of SCP & CO Healthcare Acquisition Company (Nasdaq: SHACU), a blank check company targeting healthcare technology and healthcare-related industries for acquisition. From December 2013 to June 2016, Mr. Gold served on the board of directors and as a member of the nominating and compensation committees of CatchMark Timber Trust, Inc. (NYSE: CTT), a REIT focused on timberland ownership. From August 2011 to March 2013, Mr. Gold also served on the board of directors and as a member of the audit committee of American Assets Trust, Inc. (NYSE: AAT), a REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties. Mr. Gold is Mexican American and currently serves as a member of the board of trustees for the Salk Institute for Biological Studies, a research organization dedicated to fundamental research in biology and its relation to health. Mr. Gold received his Bachelor of Science degree in Business Administration and his Master of Business Administration from San Diego State University. We believe that Mr. Gold’s 35 years of experience in the real estate industry, expertise in NYSE-listed REITs, and extensive management experience make him qualified to serve as executive chairman of our Board.
Gary Kreitzer is a co-founder and has served as our vice chairman since our formation in June 2016. Mr. Kreitzer also serves as vice chairman and chair of the compensation committee of IQHQ, Inc. Mr. Kreitzer was a co-founder of BioMed Realty and served as its general counsel from the company’s formation in 2004 until August 2012, as BioMed Realty’s director until January 2016 and as BioMed Realty’s executive vice president until February 2017. Mr. Kreitzer also served in the same roles with Bernardo Property Advisors from December 1998 to August 2004. Mr. Kreitzer was a co-founder and served as senior vice president and in-house counsel of Alexandria Real Estate from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was in-house counsel and vice president for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as in-house counsel, secretary and vice president. Mr. Kreitzer is a member of the California Bar, and holds a Bachelor of Arts degree from the University of California, San Diego, and a Juris Doctor degree with honors from the University of San Francisco. We believe that Mr. Kreitzer’s 39 years of experience in the real estate industry, expertise in NYSE-listed REITs, and legal expertise are valuable to our Board.
Mary Curran has served as one of our directors since December 2019. Ms. Curran spent 25 years at MUFG Union Bank, N.A., during which time she held several executive level positions, including executive vice president, corporate banking chief risk officer from 2011 to 2014, and executive vice president, head of The Private Bank at Union Bank from 2006 to 2011. During her time with Union Bank, Ms. Curran worked closely with its board and management to build an infrastructure focused on a strong, proactive, integrated and effective risk management. Ms. Curran was also tasked with improving the performance of Union Bank’s Wealth Management practice, a business unit with offices throughout California, Washington and Oregon. Prior to 2006, she spent 17 years in leadership roles in commercial banking. Ms. Curran currently serves on the board of directors, audit committee and enterprise risk committee (chair) of Banc of California, Inc. (NYSE: BANC), a financial institution, a position she has held since June 2017. She also serves on the board of directors and chairs the audit committee for Hunter Industries, a privately held global irrigation, landscape lighting, dispensing solutions and custom manufacturing company, where she has served since 2016. In addition, Ms. Curran recently served as chair of San Diego State University’s Campanile Foundation board and executive committee, and currently serves on the university’s nominating and governance committee and athletics committee. Previous board service includes chair of the California Bankers Association, where she remains involved on the Banker Benefits board. Ms. Curran is a member of the National Association for Corporate Directors (NACD), Women Corporate Directors, The Corporate Directors Roundtable of Orange County and Forum of Corporate Directors in San Diego as well as The Strategic Roundtable in San Diego. She holds a Bachelor of Science degree in Journalism from the University of Colorado, Boulder and a Master’s degree in Business from San Diego State University. We believe that Ms. Curran’s executive management, financial and risk management expertise are valuable to our Board.
Scott Shoemaker, M.D. has served as one of our directors since November 2016. Mr. Shoemaker is a practicing orthopedic surgeon specializing in pediatrics and trauma for Kaiser Permanente, an integrated managed care consortium, since 1999. He is also an inventor, assists in the development of medical devices and is on a patent for a spine deformity system developed by NuVasive, Inc. for which he receives royalties. Mr. Shoemaker is also a founder of BOSS Logic, LLC, a company designed to generate ideas for the intellectual property and biotechnology sectors. BOSS Logic, LLC holds multiple patents relating to how mobile devices share and distribute contact information. He is part owner and developer of Aztek Paddles, a carbon fiber company. In this role, he assisted in designing paddles, writing patents and testing paddles. We believe that Mr. Shoemaker’s management experience and medical expertise are valuable to our Board.
Paul Smithers is a co-founder and has served as our president and chief executive officer since our formation in June 2016 and as a director since November 2016. From August 2013 to July 2015, Mr. Smithers served as co-founder and chief legal officer of Iso Nano International, LLC, a designer and manufacturer of advanced materials for use in the aerospace, consumer goods, electronics and safety industries. Prior to his time at Iso Nano, Mr. Smithers was the managing partner of Smithers & Player, Attorneys at Law from September 1989 to July 2013. Mr. Smithers is a member of the California Bar. We believe that Mr. Smithers’ management expertise and over 35 years of legal and regulatory experience are valuable to our Board.
David Stecher has served as one of our directors since November 2016. Since March 2019, Mr. Stecher has served as Managing Director at CapAcuity LLC, an investment advisor specializing in the design and implementation of executive benefit savings plans for mid-sized and large companies. Previously, Mr. Stecher led the executive benefits practice at both NFP Retirement and its sister company, Retirement Plan Advisory Group, from December 2009 to March 2019. Mr. Stecher served, from April 2004 to September 2009, as executive vice president for Retirement Capital Group, a company that provides employee compensation and benefits advisory services; from June 1997 to April 2004, as executive vice president and head of West Coast operations for AXA Advisors’ executive benefits group, a group that designs and implements corporate executive benefits and provides individual planning for asset accumulation and preservation; and previously as a tax and auditing accountant for KPMG Peat Marwick. Mr. Stecher holds a wide range of certifications, including Certified Public Accountant (inactive), Certified Financial Planner, Chartered Life Underwriter and Chartered Financial Consultant, as well as his Series 6, 7, 63, 65 and 24 licenses. We believe that Mr. Stecher’s expertise in employee compensation and benefits as well as his finance and accounting background and experience are valuable to our Board.
Additional Information Regarding the Board and Corporate Governance
Board Independence
Our Board has determined that each of our current directors, except for Messrs. Gold and Smithers, has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company) and is “independent” within the meaning of our director independence standards, which include the NYSE director independence standards, as currently in effect. Furthermore, our Board has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company) and is “independent” within the meaning of our director independence standards.
Board Meetings
Our Board held eleven meetings during fiscal 2021. Each of the directors attended at least 94% of meetings of our Board and the meetings of committees of our Board on which he or she served.
To ensure free and open discussion among the independent directors of the Board, regularly scheduled executive sessions are held, at which only independent directors are present. Mr. Kreitzer, as vice chairman of the Board, serves as the presiding director at each such executive session.

Board Leadership Structure and Role in Risk Oversight
Our Board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the independent directors. Our Board understands that there is no single, generally accepted approach to providing Board leadership and believes that it should have the flexibility to periodically determine the leadership structure that is best for our Company. Consistent with this understanding, our independent directors consider the Board’s leadership structure on an annual basis.
The Board believes that its current leadership structure, with Mr. Gold serving as executive chairman and Mr. Smithers serving as president, chief executive officer and director, is appropriate. Mr. Gold is involved in both our day-to-day operations and the strategic decision making at the Board level. We believe our current leadership structure is the optimal structure for us because it provides our Company with strong, effective and consistent leadership.
In addition, Mr. Kreitzer, one of our independent directors, serves as vice chairman of the Board. In this capacity, Mr. Kreitzer serves as liaison and meets regularly with officers and other directors generally between meetings, presides over all Board meetings where the executive chairman is not present, including in executive sessions of independent directors, and may call meetings of the independent directors and set the agenda for such meetings.
Our Board plays an active role in overseeing the management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee. The audit committee focuses on oversight of financial risks and cyber security; the compensation committee focuses primarily on risks relating to executive compensation plans and arrangements; and the nominating and corporate governance committee focuses on reputational and corporate governance risks, including the independence of our Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks, including through committee reports.
Compensation Committee Interlocks and Insider Participation
There were no insider participations or compensation committee interlocks among the members of the compensation committee during fiscal year 2021. At all times during fiscal year 2021, the compensation committee was comprised solely of independent, non-employee directors.
Board Composition
The Board reflects a highly-engaged group of directors. Pursuant to its charter, in identifying candidates to recommend for election to the Board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the Board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. The nominating and corporate governance committee evaluates and determines the appropriate and desirable mix of characteristics, skills and experience for the Board as a whole, as well as the qualifications and attributes of individual directors and candidates, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors
The nominating and corporate governance committee will generally poll Board members and members of management for their recommendations and may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates, with a focus on creating a pool of qualified director candidates through a robust search process. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the executive chairman and independent Board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.
As previously disclosed, our Board is committed to engaging a diverse field of directors when considering Board composition in the future. With this comes the commitment that as Board seats become available, the nominating and corporate governance committee will continue to actively identify qualified women and individuals from underrepresented groups to include in the pool from which Board nominees are chosen. The nominating and corporate governance committee is confident that with this commitment, individuals with diverse personal characteristics will have significantly better representation and visibility within the pool of Board candidates from which future Board members will be selected and nominated.
The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.
Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.
Director Evaluations
The Board is committed to conducting regular evaluations of itself, its committees and individual directors. Each year, directors meet in executive session to conduct these evaluations, utilizing detailed Board, committee and individual director written questions as a basis for such discussions. These questions cover numerous topics at the Board and committee levels, including but not limited to feedback regarding general board practices and areas for improvements; an evaluation of individual director skill sets and contributions, including in the context of the evolving needs of the Company; and the overall effectiveness of the Board and its committees in overseeing and guiding the Company.
Board Succession Planning
The Board is continually evaluating its effectiveness, and believes that the current Board members are highly engaged and provide the appropriate diversity and depth of experience to guide the Company. As we completed our initial public offering and consummated the acquisition of our first property in December 2016, each of our Board members’ tenure on the Board is less than six years, and Ms. Curran’s tenure on the Board is less than three years. While our current Board members are highly dedicated as long-term directors to provide us guidance in a rapidly evolving industry, our nominating and corporate governance committee is committed to ensuring a smooth transition of skills, experience and diversity of perspective as retirements occur.
Compensation of Directors
In 2021, each non-employee director received an annual retainer of $75,000 in cash (except in the case of Mr. Kreitzer, who serves as vice chairman of the Board and received an annual retainer of $150,000 in cash) and an annual retainer of $160,000 payable in restricted shares of common stock or restricted stock units (“RSUs”) under the 2016 Omnibus Incentive Plan (the “Incentive Plan”) (except in the case of Mr. Kreitzer, who received an annual retainer of $200,000 payable in restricted shares of common stock or RSUs under the Incentive Plan), which vest in their entirety one year from the date of grant. The audit committee chair received an additional annual retainer of $10,000 in cash and any other committee chair received an additional annual retainer of $5,000 in cash. All non-employee directors were reimbursed for their costs and expenses in attending our Board meetings. The Company also will grant $160,000 in restricted shares of common stock or RSUs under the Incentive Plan to each non-employee director who is initially elected or appointed to the Board on the date of such initial election or appointment, which vest in their entirety one year from the date of grant. Any member of our Board who is also an employee of our Company did not receive additional compensation for serving as a director.
RSUs are settled in shares of our Company’s common stock. Directors may defer settlement of the RSUs pursuant to the Innovative Industrial Properties, Inc. Nonqualified Deferred Compensation Plan (the “NQDC Plan”), and may also defer cash payments under the NQDC Plan.
The table below summarizes the compensation paid by the Company to non-employee directors or earned by the non-employee directors for the fiscal year ended December 31, 2021.
Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Gary Kreitzer	$155,000	$200,122	$355,122
Mary Curran	75,000	160,061	235,061
Scott Shoemaker, M.D.	80,000	160,061	240,061
David Stecher	85,000	160,061	245,061

(1)
Alan Gold, our executive chairman, and Paul Smithers, our president and chief executive officer, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Smithers as employees is shown in the Summary Compensation Table below.

(2)
Mr. Shoemaker and Ms. Curran elected to defer cash payments of $40,000 and $75,000, respectively, pursuant to the NQDC Plan. No director received matching contributions from the Company in 2021 in connection with these deferrals.

(3)
Represents the grant date fair value of restricted stock or RSUs awarded in 2021 based on the closing price of our common stock on the date of such grant, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). During 2021, Mr. Shoemaker and Ms. Curran were each granted 883 RSUs, and Messrs. Stecher and Kreitzer were granted 883 and 1,104 shares of restricted stock, respectively. The forfeiture restrictions for the shares and RSUs granted to Messrs. Kreitzer, Shoemaker and Stecher and Ms. Curran vest in their entirety on June 4, 2022. These shares and RSUs represent the only unvested equity held by our non-employee directors at December 31, 2021. Mr. Shoemaker and Ms. Curran each elected to defer settlement of all of his or her RSUs pursuant to the NQDC Plan. No director received matching contributions from the Company in 2021 in connection with these deferrals.

Policy Governing Stockholder Communications with the Board
Our Board welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the General Counsel of Innovative Industrial Properties, Inc., at our San Diego office, 11440 West Bernardo Court, Suite 100, San Diego, California 92127. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.
Policy Governing Director Attendance at Annual Meetings of Stockholders
We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our Board members, except for Mr. Shoemaker, attended our 2021 annual meeting of stockholders.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.innovativeindustrialproperties.com.

Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans.
Current Committee Membership(1)
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Gary Kreitzer	X	Chair	X
Mary Curran	X		X
Scott Shoemaker, M.D.		X	Chair
David Stecher	Chair	X
Number of Meetings in 2021	4	3	2

(1)
The Board periodically reviews committee membership and may rotate membership during the year. Accordingly, the membership described in the table may change during 2022.

Audit Committee
The audit committee is composed of Messrs. Kreitzer and Stecher and Ms. Curran, each of whom is an independent director for purpose of service on the audit committee and “financially literate” under the rules of the NYSE. Mr. Stecher serves as chair of the audit committee and qualifies as an “audit committee financial expert” as that term is defined by the SEC. The audit committee assists the Board in overseeing:
•
our accounting and financial reporting processes;

•
the integrity and audits of our consolidated financial statements;

•
our compliance with legal and regulatory requirements;

•
the qualifications and independence of our independent registered public accounting firm;

•
the performance of our independent registered public accounting firm and any internal auditors; and

•
the Company’s cybersecurity and data privacy initiatives.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, reviewing the appointment of the internal auditor, approving professional services provided by the independent registered public accounting firm and the related audit and non-audit fees.
Compensation Committee
The compensation committee is composed of Messrs. Kreitzer, Shoemaker and Stecher, each of whom is an independent director under the rules of the NYSE. Mr. Kreitzer serves as chair of the compensation committee, which is responsible for:
•
evaluating the performance of and compensation of our chief executive officer;

•
reviewing and approving the compensation and benefits of our executive officers and members of our Board; and

•
administering our Incentive Plan, as well as any other compensation, stock option, stock purchase, incentive or other benefit plans.

The compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is composed of Messrs. Kreitzer and Shoemaker and Ms. Curran, each of whom is an independent director under the rules of the NYSE. Mr. Shoemaker serves as chair of the nominating and corporate governance committee, which is responsible for:
•
seeking, considering and recommending to the full Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•
periodically preparing and submitting to the Board for adoption the committee’s selection criteria for director nominees;

•
reviewing and making recommendations on matters involving general operation of the Board and our corporate governance;

•
recommending to the Board nominees for each committee of the Board;

•
annually facilitating the assessment of the Board’s performance as a whole and of the individual directors and reports thereon to the Board; and

•
overseeing the Company’s environmental, social and governance initiatives.

The nominating and corporate governance committee operates under a written charter adopted by the nominating and corporate governance committee and approved by the Board. The charter is available in the investor relations section of our website (www.innovativeindustrialproperties.com).

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has appointed BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022, and our Board has directed that management submit the appointment of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. BDO USA, LLP has audited our financial statements since our inception in 2016. Representatives of BDO USA, LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Audit and Non-Audit Fees.   The aggregate fees billed to us by BDO USA, LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2021 and 2020 were as follows (dollars in thousands):
	2021	2020
Audit Fees(1)	$581	$450
Audit Related Fees	—	—
Tax Fees	105	82
All Other Fees	—	—
Total	$686	$532

(1)
Audit fees consist of fees for professional services performed by BDO USA, LLP for the audits of our annual financial statements, reviews of our interim financial statements, services that are normally provided in connection with statutory and regulatory filings or engagements and professional services rendered for the audit of the effectiveness of internal control over financial reporting. For the year ended December 31, 2021, audit fees also include fees for professional services performed by BDO USA, LLP in connection with our private issuance of unsecured senior notes, registration statement filings and issuances of comfort letters of $126,000. For the year ended December 31, 2020, audit fees also include fees for professional services performed by BDO USA, LLP in connection with our public offerings of shares of common stock of $96,000.

Our audit committee has established a policy that requires all audit and permissible non-audit services provided by our independent registered public accounting firm be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit related services, tax services and other services. Our audit committee pre-approved our engagement with BDO USA, LLP to provide tax services for our fiscal years ended December 31, 2021 and 2020. Our audit committee considers whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.
Stockholder ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company.
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm.
Recommendation of the Board
Our Board recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Audit Committee Report
The audit committee of the Board oversees the Company’s financial accounting and reporting processes and the integrated audit of the consolidated financial statements of the Company. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The Board has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.innovativeindustrialproperties.com.
In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. BDO USA, LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with and provided the committee written communication regarding other matters as required under the standards of the Public Company Accounting Oversight Board (United States), including those matters required under Auditing Standard No. 1301 (Communications with Audit Committees). In addition, BDO USA, LLP discussed the auditors’ independence from the Company and the Company’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.
The committee discussed with BDO USA, LLP the overall scope and plan of its integrated audit. The committee meets with BDO USA, LLP, with and without management present, to discuss the results of its integrated audit and reviews, its evaluations of internal controls, and the overall quality of financial reporting. The audit committee performed and discussed evaluations of BDO USA, LLP, the Company’s internal auditor and the Company’s chief financial officer.
In reliance on the reviews and discussions referred to above, the committee has recommended that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.
David Stecher, Chair
Mary Curran
Gary Kreitzer
Date of report: February 22, 2022

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow. Our Board has determined that we will hold future advisory votes on executive compensation on an annual basis until the next required non-binding advisory vote on the frequency of such votes on executive compensation.
In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that focus on the achievement of both short-term and long-term financial and operational metrics. Our compensation mix rewards the continued performance of the Company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2021 compensation paid to our named executive officers, it is important to consider the Company’s exceptional performance results achieved during 2021 as well as our total stockholder performance across multiple periods. During the five-year performance period ending December 31, 2021, our Company achieved a total stockholder return of 1,590%, significantly outperforming the MSCI US REIT Index’s and S&P 500’s total stockholder returns during the same time period of 67% and 133%, respectively. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 16.
Recommendation of the Board
Our Board recommends that stockholders vote for the approval on a non-binding, advisory basis, of the compensation of our named executive officers.

EXECUTIVE OFFICERS
Our executive officers as of March 15, 2022 are as follows:
Name	Position
Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer
Catherine Hastings	Chief Financial Officer and Treasurer
Brian Wolfe	Vice President, General Counsel and Secretary
Biographical information for Ms. Hastings and Mr. Wolfe is set forth below. Biographical information with respect to Messrs. Gold and Smithers is set forth above under “Election of Directors — Information Regarding Nominees.”
Catherine Hastings, age 52, has served as our chief financial officer since June 2017 and treasurer since January 2017, having also served as our chief accounting officer from January 2017 until January 2021. Until December 2016, Ms. Hastings served as vice president, internal audit of BioMed Realty, having joined BioMed Realty in 2009. Prior to that, Ms. Hastings was director of financial accounting and audit for Corky McMillin Companies, a privately held real estate land developer and homebuilder, from 2004 to 2009. Prior to her role at Corky McMillin Companies, Ms. Hastings was a senior manager with KPMG LLP, where she audited the financial statements for public and private companies in a broad range of industries, with a focus on real estate. Ms. Hastings received her Master of Science in Accountancy from San Diego State University and her Bachelor of Arts in Economics and minor in Management from the University of California, Irvine. She is a Certified Public Accountant (inactive), Certified Internal Auditor and a member of the American Institute of Certified Public Accountants, CalCPA and the Institute of Internal Auditors.
Brian Wolfe, age 46, has served as our vice president, general counsel and secretary since September 2016. Until March 2016, Mr. Wolfe served as vice president, corporate legal and assistant secretary of BioMed Realty, having joined BioMed Realty in 2007. Prior to that, Mr. Wolfe was an attorney with Latham & Watkins LLP, where he represented public and private companies in a broad range of industries with a focus on corporate finance, mergers and acquisitions, securities law compliance and corporate governance. Mr. Wolfe received his Juris Doctor degree with honors from the University of Virginia School of Law and his A.B. in Economics with honors from Harvard College. Mr. Wolfe is a member of the California State Bar and San Diego County Bar Association.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
2021 Business Performance Overview
2021 was another year of record growth and delivery of strong financial and operational performance by the Company, significantly outpacing our Board’s and management’s internal plans. Highlights for 2021 include the following:
•
Investments and Revenue Growth:   We completed $714 million of new acquisitions, additional investments at existing properties and a construction loan, growing our property portfolio to 103 properties and approximately 7.7 million rentable square feet, reflecting year-over-year growth in these metrics of 56% and 43%, respectively. Our investments in 2021 and existing property portfolio performance drove 75% year-over-year growth in total revenues to $204.6 million in 2021. Our growth in total revenues over the past five years is depicted on the chart below (in millions):

Total Revenue Growth
138% CAGR*
$250.0
$200.0
$150.0
$100.0
$50.0
$-
$6.4
$14.8
$44.7
$116.9
$204.6
2017
2018
2019
2020
2021

•
Bottom-Line Performance:

•
We generated total net income attributable to common stockholders of $112.6 million and adjusted funds from operations (“AFFO”) of $175.0 million in 2021, representing growth rates of 75% and 78%, respectively, over the prior year. AFFO is a non-GAAP financial measure. For a definition and discussion of AFFO and a reconciliation of AFFO to net income attributable to common stockholders, see pages 64-68 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022.

•
We generated total net income attributable to common stockholders per diluted share of $4.55 and AFFO per diluted share of $6.66 in 2021, representing growth rates of 39% and 33%, respectively, over the prior year.

•
Our growth in AFFO and AFFO per diluted share over the past five years are depicted in the charts below (in millions, except per share data):

•
Dividend Growth:   We paid our fourth quarter dividend of $1.50 per share on January 14, 2022 to common stockholders of record as of December 31, 2021, representing a 21% increase from the same quarter of the prior year and an annualized dividend rate of $6.00 per share. During 2021, we declared dividends to our common stockholders totaling $5.72 per share. Our growth in quarterly common stock dividends declared over the past four years is depicted on the chart below:

* CAGR represents the compound annual growth rate for the relevant metric.
•
Investment Grade Credit Rating and Enhancing Financial Flexibility:   In May 2021, we received an investment grade rating from a ratings agency and issued $300.0 million aggregate principal amount of unsecured 5.50% Senior Notes due 2026. We obtained our investment grade rating to facilitate access to the investment grade unsecured debt market as part of our overall strategy to maximize our financial flexibility and manage our overall cost of capital.

•
Total Stockholder Return:   We achieved total common stockholder returns of 47%, 539% and 1,590% for the one-, three- and five-year periods ending December 31, 2021, respectively, assuming dividend reinvestment and calculated based on the closing stock price on the trading day immediately prior to the first day of the measurement period and the last trading day of the measurement period. Our total stockholder return (IIPR) as of December 31, 2021 versus the S&P 500 Stock Index (S&P 500) and the MSCI US REIT (RMZ) Index since January 1, 2017 is set forth in the chart below:

2021 Pay Mix
The charts below illustrate the following metrics for 2021 total direct compensation:
—
88% of our chief executive officer’s and, on average, 89% of our other executive officers’ total target direct compensation was variable (or “at-risk”). “At-risk” pay is determined based on the achievement of corporate and individual performance objectives or stock price performance, comprising performance-contingent and time-vesting equity awards and bonuses.

—
70% of our executive officers’ total target direct compensation (PSUs and restricted stock/RSUs), on average, was tied directly to stock price performance.

—
74% of our chief executive officer’s and, on average, 70% of our other executive officers’ total equity awards granted were in the form of PSUs, which vest based on the Company’s relative total stockholder performance over a multi-year period.

The amounts shown above reflect total direct compensation for 2021, calculated as the sum of 2021 annual base salaries, actual annual bonuses for the 2021 performance year, and the fair-values of the long-term equity incentive awards granted in January 2021. The actual value realized from the long-term equity incentive awards, however, will depend directly on the performance of the Company’s share price over the service period during which the long-term equity incentive awards vest and whether the performance thresholds for any payouts for the PSUs are met. The value realized by an executive for PSU awards could be as little as zero, which would occur if the Company’s total stockholder return relative to its two comparator groups over the multi-year performance measurement period fell below the threshold for any payout.
2020 and 2021 Say-on-Pay Votes
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. We conducted our first advisory say-on-pay vote in 2020. In 2020 and 2021, our stockholders expressed substantial support for the compensation of our named executive officers, as demonstrated by over 95% of the votes cast approving the say-on-pay vote in each period. We believe this support of our compensation program, as described below, reflects a strong alignment with the Company’s performance and long-term value creation for our stockholders. Accordingly, we did not make any significant changes to our compensation program in response to these votes. We did introduce in 2021 the granting of PSUs as a very significant percentage of each executive officer’s total compensation, which we believe further aligns each executive’s compensation to the continued long-term success of our Company.

Compensation Process
Executive Compensation Components
We believe that the compensation of our executive officers aligns their interests with those of the stockholders in a way that encourages prudent decision-making, links compensation to our overall performance, provides a competitive level of total compensation necessary to attract and retain talented and experienced executive officers and motivates the executive officers to contribute to our success. In addition to base salary and cash incentive awards, all of our executive officers are eligible to receive equity-based compensation under the Incentive Plan.
In 2021, we used restricted stock, RSU and PSU grants as the primary means of delivering long-term compensation to our executive officers. PSUs vest based solely on the Company’s total stockholder return performance relative to two comparator groups over an approximately three year performance period, with no dividends paid prior to vesting and no vesting of any PSUs if our relative total stockholder performance is at or below the 25th percentile. Shares of restricted stock and RSUs are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock and RSU grants with multi-year vesting periods, and PSU grants with multi-year performance periods, align the interests of executive officers and stockholders and provide strong incentives to our executive officers to achieve long-term growth in our business, grow the value of our common stock and maintain or increase our dividends. The executive officers personally benefit from these efforts through their restricted stock awards and RSUs, which receive dividends (or dividend equivalents with respect to RSUs) at the same rate as common stock and increase in value as the value of our common stock increases. The number of PSUs earned, and therefore the ultimate value of the PSUs, depends on the Company’s total stockholder return over a multi-year period, where our executive officers personally benefit if the value of our common stock performs well relative to the comparator groups over that time period.
Our compensation committee determines the restrictions for each award granted pursuant to the Incentive Plan. Restrictions on the restricted stock, RSUs or PSUs may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Vesting of restricted stock or RSUs will generally be subject to annual vesting periods of three years and will be conditioned upon the participant’s continued employment, among other restrictions that may apply. If the performance goals are not achieved or the time-based restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock, RSUs or PSUs.
The Company prohibits the hedging of Company securities by its executive officers and directors. None of the executive officers or directors has entered into any hedging arrangements with respect to the Company’s securities. In addition, restricted stock and RSUs may not be sold, assigned, pledged or otherwise transferred.
Determination of Executive Compensation
The Board established the compensation committee to carry out the Board’s responsibilities to administer our compensation programs. The compensation committee has the final decision-making authority for the compensation of our executive officers. The compensation committee operates under a written charter adopted by the compensation committee and approved by the Board. The charter is available in the investor relations section of our website (www.innovativeindustrialproperties.com). Information that is presented or hyperlinked on our website is not incorporated by reference into this proxy statement.
Our compensation committee has independent authority to engage outside consultants and obtain input from external advisers as well as our management team or other employees.
The compensation committee may retain any independent counsel, compensation consultant or other experts or advisors that it believes to be desirable and appropriate. The compensation committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The compensation committee undertakes an independent assessment prior to retaining or otherwise selecting any independent counsel, compensation consultant, search firm, expert or other advisor that will provide advice to it, taking such factors into account and as otherwise may be required by the NYSE from time to time. On at least an annual basis, the compensation committee evaluates whether any work by any compensation consultant it has engaged raised any conflict of interest.
The compensation committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) in connection with the development of a PSU program that was introduced in January 2021. In connection with the engagement of FW Cook to provide advice on the design of our PSU program, the compensation committee evaluated the independence of FW Cook in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The compensation committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from FW Cook addressing FW Cook’s and their consulting team’s independent status with respect to the following factors: (1) other services provided to us by FW Cook; (2) fees we pay to FW Cook as a percentage of their total revenues; (3) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship between FW Cook or members of their consulting team that serves the compensation committee and a member of the compensation committee; (5) any shares of our stock owned by FW Cook or members of their consulting team that serves the compensation committee; and (6) any business or personal relationships between our executive officers and FW Cook or members of their consulting team that serves the compensation committee. After discussing these factors, facts and circumstances, the compensation committee affirmed the independent status of FW Cook and concluded that there are no conflicts of interest with respect to FW Cook.
Our executive chairman and chief executive officer typically attend compensation committee meetings, except for executive sessions (unless specifically requested by the compensation committee to be present). Each of our executive chairman and chief executive officer may provide recommendations with respect to compensation for the executive officers other than himself. The compensation committee considers these recommendations, but may approve, reject or adjust them as it deems appropriate.
Our compensation committee periodically deliberates and considers the value and relevance of adopting a peer group as a formal element of the Company’s executive compensation program. After careful consideration, the compensation committee determined that formal implementation of a targeted peer group continues to provide limited value and could provide for inappropriate benchmarking of executive compensation, primarily due to the fact that our Company is the only publicly traded real estate company focused on the regulated cannabis industry and traded on a primary exchange in the United States, serving a highly unique industry subject to ongoing federal regulatory uncertainties and a rapidly evolving business environment. Notwithstanding the foregoing, our compensation committee intends to continue to evaluate the usefulness and potential adoption of a peer group in the future, as a part of its periodic evaluation of our executive compensation program overall.
Corporate Goals for Year-End 2021 Executive Compensation Decisions
The compensation committee evaluated the Company’s overall performance in 2021 based on the following metrics:
1)
Deployment of Additional Capital

We completed $714 million of new acquisitions, additional investments at existing properties and a construction loan in 2021 (including commitments to fund future development and redevelopment at properties, but excluding transaction costs), well above the Company’s targeted goal. With these investments, we also expanded our footprint, with our portfolio comprising 103 properties totaling approximately 7.7 million rentable square feet (including approximately 2.5 million rentable square feet under development/redevelopment) across 19 states at year-end.
2)
Achieve Targeted Yields on Investments

We achieved an aggregate average initial yield on our investments above our targeted yield range, from a combination of follow-on transactions with existing tenant partners and the establishment of new long-term tenant relationships.

3)
Formalize and Enhance Practices and Disclosures of the Company’s Environmental, Social and Governance (“ESG”) Program

We launched our inaugural ESG Report in June 2021, including the following select highlights:
•
We invest extensively in economically disadvantaged communities, with direct employment at our properties alone supporting over 5,000 full time employment positions as of year-end 2020, which is in addition to the construction jobs and numerous ancillary jobs across a wide spectrum of specialties that support our tenant partners’ operations.

•
Many of our projects focus on the redevelopment of existing industrial buildings, revitalizing previously vacant or under-utilized buildings, which translates into dramatic reductions of demolition and landfill disposal, driving embodied carbon savings.

•
We partner with our tenants to extensively improve energy efficiency and environmental performance of our properties, including funding of improvements such as lighting upgrades, installation of building management systems, implementation of stormwater management systems, heating, ventilation and air conditioning upgrades, tiered cultivation, advanced irrigation systems, health and safety systems and greenhouse construction.

•
We prioritize the health and wellbeing of our employees, and moved all employees to a remote work environment in response to the COVID-19 pandemic, while at the same time working to foster connection and appreciation throughout this time.

•
We established a Diversity, Equality & Inclusion Policy, Human Rights Policy and Vendor Code of Conduct, which reflect our core values in these areas.

•
We and our tenant partners, as well as our individual employees and Board members, extensively donated their time, expertise and financial resources across a wide spectrum of social initiatives, with that need being even more pressing in the face of challenges presented by the COVID-19 pandemic.

Throughout 2021, we continued to focus on these initiatives, organizing Company-wide volunteer events in the community, making financial donations to non-profit organizations in the areas where we and our tenant partners operate, and exploring additional ways that we and our tenant partners can drive additional utility efficiency at our properties.
Compensation Components
Our compensation program consists of three elements:
Base Salary
Adjustments to base salary for our named executive officers are determined by the compensation committee in its discretion and are based upon a review of a variety of factors, including the following:
•
individual and Company performance, measured against quantitative and qualitative goals, such as growth, financial performance and other matters;

•
duties and responsibilities as well as the named executive officer’s experience; and

•
the types and amount of each element of compensation to be paid to the named executive officer.

In 2021, the compensation committee approved the changes to our named executive officers’ base salaries indicated below, effective as of January 1, 2021, based on the compensation committee’s assessment of the Company’s financial and operational performance and its evaluation of each named executive officer’s individual performance:

Executive	2020 Annual Base Salary	2021 Annual Base Salary	Percentage Change from 2020 to 2021
Alan Gold	$682,500	$1,023,750	50.0%
Paul Smithers	420,000	840,000	100.0%
Catherine Hastings	246,750	308,500	25.0%
Brian Wolfe	241,500	295,000	22.2%
The increases in annual base salaries for Messrs. Gold and Smithers from 2020 to 2021 related to individual performance in leading the Company to significant outperformance versus its established goals and the growth of the overall Company operations, including year-over-year growth for 2020 in total revenues and total assets of 162% and 137%, respectively. The increase in annual base salary for Ms. Hastings from 2020 to 2021 related to her individual performance in guiding the Company’s finance and accounting functions over this period of growth, including raising approximately $1.0 billion in net proceeds from capital raising activities to fund the Company’s investment program in 2020 alone. The increase in the annual base salary for Mr. Wolfe from 2020 to 2021 related to his individual performance in overseeing the Company’s legal function to effectively manage the Company’s expansion, including legal aspects of the Company’s capital raising and investment programs.
Equity Awards
Overview
We have adopted the Incentive Plan, under which awards may be made in the form of RSUs, restricted stock, PSUs or cash. The purposes of the Incentive Plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term Company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, officers, employees, consultants and non-employee directors are eligible to participate in the Incentive Plan.
The Incentive Plan is administered by our compensation committee, which interprets the Incentive Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the amount of cash or number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions (including, without limitation, restrictive covenants) applicable to, awards.
Unless the Incentive Plan is earlier terminated by our Board, the Incentive Plan will automatically terminate on the date which is ten years following the effective date of the Incentive Plan. Awards granted before the termination of the Incentive Plan may extend beyond that date in accordance with their terms.
Restricted Stock and RSUs
In January of each year, Messrs. Gold, Smithers and Wolfe and Ms. Hastings were granted the following shares of restricted stock and/or RSUs:
Executive	2021 Restricted Stock(1)	2021 RSUs(1)	2022 Restricted Stock(2)	2022 RSUs(2)
Alan Gold	—	12,612	—	16,218
Paul Smithers	—	6,654	11,583	—
Catherine Hastings	—	2,607	—	4,635
Brian Wolfe	2,553	—	4,170	—

(1)
These shares and RSUs are released from forfeiture restrictions ratably on January 1, 2022, January 1, 2023 and January 1, 2024 for each of named executive officers, provided that he or she continues to be an employee of the Company or a non-employee member of the Board on each such date. Each of Messrs. Gold and Smithers and Ms. Hastings elected to defer settlement of the RSUs pursuant to the NQDC Plan.

(2)
These shares and RSUs are released from forfeiture restrictions ratably on January 1, 2023, January 1, 2024 and January 1, 2025 for each of named executive officers, provided that he or she continues to be an employee of the Company or a non-employee member of the Board on each such date. Mr. Gold and Ms. Hastings elected to defer settlement of the RSUs pursuant to the NQDC Plan.

Our compensation committee chose to grant a portion of the long-term incentive awards to our named executive officers in the form of restricted stock and/or RSUs because the committee believes that restricted stock and/or RSUs align the interests of our named executive officers with those of our stockholders and give our named executive offices additional incentives to protect and align with long-term value creation.
The committee determined the number of shares of restricted stock and/or RSUs to grant to each of our named executive officers in 2021 based on each named executive officer’s contributions to date and expected role in executing on the Company’s strategy over the next three years.
Performance Share Units for 2021
In January 2021, our compensation committee, in consultation with FW Cook, decided to add PSUs as a component of our long-term incentive program for our named executive officers.
The PSUs were granted using Performance Share Unit Award Agreements (“PSU Agreements”). Each PSU represents the right to receive one share of our common stock if the applicable performance goals are achieved.
The number of PSUs earned, and therefore the ultimate value of the PSUs, depends on the Company’s total stockholder return (“TSR”) over a period commencing January 11, 2021 and ending on December 31, 2023 (the “Performance Period”). At the end of the Performance Period, the PSUs vest and are settled in shares of common stock (the “Award Shares”) at a rate depending on the Company’s TSR over the Performance Period as compared to two different comparator groups, as certified by the compensation committee: (1) 25 real estate companies; and (2) the companies in the FTSE NAREIT All Equity REIT Index. A recipient of PSUs may receive as few as zero Award Shares or as many as 150% of the number of target PSUs in Award Shares, plus deemed dividends (as described below).
The chart below sets forth the vesting schedule as a percentage of the target PSUs that will apply at the end of the Performance Period. However, the number of Award Shares that may be earned at vesting of the PSUs will be reduced as necessary so the total value at the vesting date does not exceed 800% of the grant date PSU price. In addition, if the Company’s absolute TSR during the Performance Period is negative, the payout of Award Shares will be capped at the target number of PSUs, notwithstanding the Company’s outperformance of the comparator groups.
The Company’s TSR Ranking within the Two Comparator Groups	The Company’s TSR Ranking within the Two Comparator Groups
At or above 80th percentile TSR	150%
Between the 80th percentile TSR and 55th percentile TSR	Determined by linear interpolation(1)
At the 55th percentile TSR	100%
Between the 25th percentile TSR and 55th percentile TSR	Determined by linear interpolation(2)
At or below the 25th percentile TSR	0%

(1)
Determined by linear interpolation between the comparator group’s 80th and 55th percentile TSRs.

(2)
Determined by linear interpolation between the comparator group’s 25th and 55th percentile TSRs.

No dividends are paid to the recipient during the Performance Period. At the end of the Performance Period, if the Company’s TSR is such that the recipient earns Award Shares, the recipient will receive additional shares of common stock relating to dividends deemed to have been paid and reinvested on the

Award Shares. The recipient of the Award Shares may not sell, transfer or otherwise dispose of the Award Shares for a one-year period following the vesting date of the Award Shares.
The terms of the PSU Agreement supersede any conflicting terms of any severance agreement or plan applicable to the recipient, including each executive officer’s severance and change of control agreement.
The PSU Agreement provides that upon the recipient’s (a) death; (b) disability; (c) termination of employment or service by the Company without cause or by the recipient for good reason; or (d) qualifying retirement (each a “Qualifying Event”) prior to a change of control of the Company, the PSUs will continue to vest, except that if the PSUs were granted less than twelve months prior to the date of the Qualifying Event, then the potential payout of Award Shares is prorated based on the number of months that the recipient was employed or provided service to the Company since the date of grant through the date of the Qualifying Event, divided by twelve months. After a change of control, the PSUs (as adjusted as a result of the change of control) continue to vest in full regardless of the date of grant, upon the occurrence of a Qualifying Event.
For any other termination of employment or service to the Company by the recipient other than a Qualifying Event, any unvested PSUs are forfeited in their entirety.
In January 2021, the compensation committee granted PSUs to the named executive officers as set forth in table below:
Executive	2021 Target PSUs
Alan Gold	31,857
Paul Smithers	21,238
Catherine Hastings	8,496
Brian Wolfe	7,080
PSUs accounted for approximately 69%, 74%, 71% and 74% of the total equity awards granted to Messrs. Gold, Smithers and Wolfe and Ms. Hastings, respectively, in 2021 (calculated based on the grant date fair value of each equity award).
Performance Share Units for 2022
In January 2022, the compensation committee granted PSUs to the named executive officers as set forth in table below:
Executive	2022 Target PSUs
Alan Gold	46,188
Paul Smithers	30,792
Catherine Hastings	12,317
Brian Wolfe	10,264
The PSUs granted in January 2022 include substantially the same terms as the PSUs granted in January 2021, except that one company was added to the comparator group of real estate companies, increasing the number of companies in that group to 26, and the performance period for the PSUs granted in January 2022 commenced on January 11, 2022 and ends on December 31, 2024.
Incentive Awards
Our annual executive bonus program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives. Our goal is to have a significant portion of the executive officers’ compensation consist of bonuses awarded based on the financial and operational performance of the Company.
The compensation committee, with input from our executive chairman with respect to the other executive officers, uses its discretion in determining actual bonus amounts, based on its review of the performance of the Company and careful evaluation of each executive officer’s performance.

The specific amounts of the bonuses awarded to our named executive officers for the 2021 fiscal year are reflected in the Summary Compensation Table. Bonuses were approved by the compensation committee and paid in two installments, one in June 2021 and one in January 2022.
Other Compensation Policies
Other Benefits
We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.
In 2020, we adopted the NQDC Plan, which permits our key employees, including our named executive officers, to choose to defer up to specified maximum amounts of compensation by contributing those amounts to the NQDC Plan. The NQDC Plan is described below under the heading “Nonqualified Deferred Compensation for 2021.”
Clawback Policy
Our Board has voluntarily adopted a formal clawback policy that applies to compensation awards, pursuant to which certain incentive-based compensation received by our executive officers on the basis of financial results that are later restated may be subject to recovery. The incentive-based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any measures that are derived wholly or in part from such measures, or stock price or total stockholder return. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Agreements with Our Named Executive Officers
As described in greater detail below under “Severance and Change of Control Agreements,” each of our named executive officers has a severance and change of control agreement. These agreements provide for certain benefits if the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (each as defined in the applicable severance and change of control agreement) (a “Qualifying Termination”), and the benefits vary depending on whether the Qualifying Termination occurs within two years after a change of control of the Company. In addition, executives may receive certain benefits on a qualifying termination (a “Qualifying Termination”).
“Cause” is defined in these agreements generally to include a termination of employment due to (1) willful and continued failure substantially to perform the executive’s duties after a written demand, (2) willful commission of an act of fraud or dishonesty resulting in economic or financial damage, (3) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude, (4) willful breach of fiduciary duty that results in economic or other damage, or (5) a willful and material breach of the executive’s covenants in the agreement.
“Good reason” is defined in the agreements generally to include certain resignations of employment following (1) a material diminution of authority, duties or responsibilities, (2) a material diminution of annual base salary, (3) a material change in geographic location or (4) a material breach of any agreement pursuant to which the executive provides services.
The agreements define a “change of control” generally to include (1) certain changes in the ownership of the Company resulting from a person or group acquiring ownership of more than 50% of the total fair market value of the stock of the Company, (2) certain changes in the effective control of the Company resulting from the acquisition of stock possessing more than 30% of the total power of the stock of the

Company, or a change in the majority of our Board in a 12-month period that is not approved by a majority of the incumbent directors, or (3) certain changes in the ownership of the Company’s assets representing more than 50% of the gross fair market value of the assets of the Company.
The agreements define a Qualifying Termination generally to include a voluntary termination of employment after the executive has (1) reached age 65 or (2) reached age 55 with ten years of service or (3) reached an age that, when added to years of service, equals at least 75 and, in each case, has complied with specified notice requirements.
We believe these triggering events are customary and appropriate to enhance our named executive officers’ ability to continue to focus on the performance of the Company and the best interests of our shareholders in the event of a potential strategic transaction without undue concern for the impact of the transaction on their continued employment.
Compensation Committee Report
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2022 Annual Meeting of stockholders and in the Company’s 2021 Annual Report on Form 10-K.
Submitted on March 21, 2022 by the members of the Compensation Committee of the Company’s Board of Directors.
Gary Kreitzer, Chair
Scott Shoemaker
David Stecher
The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION TABLES
Summary Compensation Table for 2021
The table below sets forth the compensation paid to or earned by our principal executive officer and our three other most highly compensated executive officers in the fiscal years indicated. The four executive officers are referred to in this proxy statement as our named executive officers.
Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation(1)	Total
Alan Gold Executive Chairman	2021	$1,023,750	$2,303,438	$7,788,919(2)	$8,700	$11,124,807
	2020	682,500	1,535,625	1,200,108(3)	8,550	3,426,783
	2019	650,000	1,300,000	900,077(4)	8,400	2,858,477
Paul Smithers President and Chief Executive Officer	2021	840,000	1,260,000	4,860,388(2)	8,700	6,969,088
	2020	420,000	630,000	800,147(3)	8,550	1,858,697
	2019	400,000	400,000	600,157(4)	8,400	1,408,557
Catherine Hastings Chief Financial Officer and Treasurer	2021	308,500	462,750	1,933,949(2)	8,700	2,713,899
	2020	246,750	370,125	550,031(3)	8,550	1,175,456
	2019	235,000	235,000	400,104(4)	8,400	878,504
Brian Wolfe Vice President, General Counsel and Secretary	2021	295,000	442,500	1,683,695(2)	8,700	2,429,895
	2020	241,500	362,250	500,007(3)	8,550	1,112,307
	2019	230,000	230,000	400,104(4)	8,400	868,504

(1)
Represents matching contributions made by us to each of our executive officers pursuant to a retirement savings plan that we maintain under Section 401(k) of the Internal Revenue Code of 1986, as amended, to cover our eligible employees, including our executive officers. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial contributions up to 6% of such participant’s compensation. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Dividends on unvested restricted stock and dividend equivalents on unvested RSUs are excluded from all other compensation for all periods presented, as they are factored into the determinations of the grant date fair values of the corresponding stock awards as described in the footnotes above.

(2)
Represents the grant date fair value of restricted stock, RSUs and PSUs awarded in 2021, as determined in accordance with ASC Topic 718. Messrs. Gold and Smithers and Ms. Hastings were awarded 12,612, 6,654 and 2,607 RSUs, respectively, and Mr. Wolfe was awarded 2,553 shares of restricted stock. The forfeiture restrictions on the RSUs and restricted stock lapse ratably on each of January 1, 2022, January 1, 2023 and January 1, 2024. Dividends or dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Each of Messrs. Gold and Smithers and Ms. Hastings elected to defer settlement of the RSUs pursuant to the NQDC Plan. Also in 2021, Messrs. Gold, Smithers and Wolfe and Ms. Hastings were awarded 31,857, 21,238, 7,080 and 8,496 PSUs, respectively, which represent “target” PSU levels and which vest dependent upon the achievement of the Company’s total stockholder return compared to two different comparator groups over the performance period commencing on January 11, 2021 and ending on December 23, 2023. No dividends are paid or accrued on the PSUs prior to their vesting. The grant date fair value of the PSUs was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. The grant date fair values of the PSUs granted in January 2021 to Messrs. Gold, Smithers and Wolfe and Ms. Hastings were $5,400,080, $3,600,053, $1,200,131 and $1,440,157, respectively. The grant date fair values of the PSUs, assuming that the highest level of performance conditions will be achieved, were $8,100,120, $5,400,080, $1,800,196 and $2,160,235 for Messrs. Gold, Smithers and Wolfe and Ms. Hastings, respectively.

(3)
Represents the grant date fair value of restricted stock and RSUs (as applicable) awarded in 2020 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold and Smithers and Ms. Hastings were awarded 15,978, 10,653 and 7,323 RSUs, respectively, and Mr. Wolfe was awarded 6,657 shares of restricted stock. The forfeiture restrictions on the RSUs and restricted stock lapse ratably on each of January 1, 2021, January 1, 2022 and January 1, 2023. Dividends or dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Each of Messrs. Gold and Smithers and Ms. Hastings elected to defer settlement of the RSUs pursuant to the NQDC Plan.

(4)
Represents the grant date fair value of restricted stock awarded in 2019 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold, Smithers and Wolfe and Ms. Hastings were awarded 17,034, 11,358, 7,572 and 7,572 shares of restricted stock, respectively. The restricted stock vests ratably on each of January 1, 2020, January 1, 2021 and January 1, 2022. Dividends are paid on the entirety of the grant from the date of the grant.

Grants of Plan-Based Awards for 2021
The table below provides information about plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2021.
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
Name	Grant Type	Grant Date	Threshold	Target	Maximum
Alan Gold	RSUs	1/11/21				12,612	$2,388,839
	PSUs	1/11/21	—	31,857	47,786		5,400,080
Paul Smithers	RSUs	1/11/21				6,654	1,260,335
	PSUs	1/11/21	—	21,238	31,857		3,600,053
Catherine Hastings	RSUs	1/11/21				2,607	493,792
	PSUs	1/11/21	—	8,496	12,744		1,440,157
Brian Wolfe	Restricted stock	1/11/21				2,553	483,564
	PSUs	1/11/21	—	7,080	10,620		1,200,131

(1)
The PSUs vest based on the Company’s total stockholder return versus two comparator groups from January 11, 2021 to December 31, 2023. Represents the threshold, target and maximum number of shares that may be issuable upon vesting of the PSUs, as discussed above under “Compensation Discussion and Analysis.” No dividends are paid or accrued on the PSUs.

(2)
The forfeiture restrictions on the restricted stock and RSUs lapse ratably on each of January 1, 2022, January 1, 2023 and January 1, 2024. Dividends and dividend equivalents (as applicable) are paid on the entirety of the grant from the date of the grant. Each of Messrs. Gold and Smithers and Ms. Hastings elected to defer settlement of the RSUs pursuant to the NQDC Plan.

(3)
The grant date fair value of the PSUs was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions, and the fair value of the RSUs and restricted stock awards was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares or RSUs awarded, in accordance with ASC Topic 718. The closing market price on January 11, 2021 was $189.41.

Outstanding Equity Awards at December 31, 2021
The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2021.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Alan Gold	28,942(4)	$7,609,141	47,786	$12,563,417
Paul Smithers	17,542(5)	4,611,967	31,857	8,375,524
Catherine Hastings	10,013(6)	2,632,518	12,744	3,350,525
Brian Wolfe	9,515(7)	2,501,589	10,620	2,792,104

(1)
The market value of unvested restricted common stock and RSUs is calculated by multiplying the number of unvested shares of restricted common stock and RSUs held by the applicable named executive officer by the closing price of our common stock on December 31, 2021, which was $262.91.

(2)
Includes PSUs at “maximum” performance levels, as the performance for the PSUs as measured as of December 31, 2021 was above the “target” level. The PSUs were granted in January 2021 and vest based on the Company’s total stockholder return versus two comparator groups from January 11, 2021 to December 31, 2023.

(3)
The market value of unvested PSUs is calculated by multiplying the PSUs at “maximum” performance levels by the closing price of our common stock on December 31, 2021, which was $262.91.

(4)
15,208, 9,530 and 4,204 shares of restricted common stock and RSUs are released from forfeiture restrictions on January 1, 2022, January 1, 2023 and January 1, 2024, respectively, provided that Mr. Gold continues to be an employee of the Company or a non-employee member of the Board on each such date.

(5)
9,555, 5,769 and 2,218 shares of restricted common stock and RSUs are released from forfeiture restrictions on January 1, 2022,

January 1, 2023 and January 1, 2024, respectively, provided that Mr. Smithers continues to be an employee of the Company or a non-employee member of the Board on each such date.
(6)
5,834, 3310 and 869 shares of restricted common stock and RSUs are released from forfeiture restrictions on January 1, 2022, January 1, 2023 and January 1, 2024, respectively, provided that Ms. Hastings continues to be an employee of the Company or a non-employee member of the Board on each such date.

(7)
5,594, 3,070 and 851 shares of restricted common stock are released from forfeiture restrictions on January 1, 2022, January 1, 2023 and January 1, 2024, respectively, provided that Mr. Wolfe continues to be an employee of the Company or a non-employee member of the Board on each such date.

Stock Vested During 2021
The table below provides information about restricted stock vesting for each of our named executive officers during the fiscal year ended December 31, 2021. No stock options were outstanding or exercised during the fiscal year ended December 31, 2021.
	Stock Awards
Name	Number of Shares or Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Alan Gold	24,587	$4,502,617
Paul Smithers	11,299	2,069,186
Catherine Hastings	7,229	1,323,847
Brian Wolfe	7,007	1,283,192

(1)
Represents the aggregate of equity grants that vested on January 1, 2021.

(2)
This column represents the number of shares of stock and/or RSUs that vested multiplied by the market price of the common stock on the vesting date.

We did not provide any defined benefit pension plans in which our named executive officers participated during 2021. Accordingly, we have not included a Pension Benefits table in this proxy statement.
Nonqualified Deferred Compensation for 2021
Executive officers, directors and other key employees may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our NQDC Plan, which was established effective as of January 1, 2020. For 2021, the NQDC Plan allowed for deferrals of up to 80% of an employee’s base salary, 100% of an employee’s bonus and 100% of director fees, as well as 100% deferral of settlement of vested RSUs for both employees and directors. No director or employee received matching or other contributions from the Company in 2021 in connection with these deferrals.
Deferred amounts are credited to each participant’s account, which is deemed invested in one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the NQDC Plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant also may elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum three-year deferral.
The following table sets forth summary information regarding the contributions to and earnings on the Company’s executive officers’ deferred compensation balances during 2021, and the total deferred amounts for the Company’s executive officers as of December 31, 2021.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions($)(3)	Aggregate Balance at Last Fiscal Year End($)(4)
Alan Gold	$975,350	$—	$565,371	$140,463	$1,400,258
Paul Smithers	650,295	—	369,544	86,245	933,594
Catherine Hastings	447,020	—	245,728	50,985	641,763
Brian Wolfe	—	—	—	—	—

(1)
The amount reported as executive contributions in 2021 includes each executive officer’s RSUs that vested in 2021 but were deferred under the NQDC Plan. These RSUs are payable in shares of the Company’s common stock but, pursuant to the terms of each executive officer’s deferral of the RSUs, payment does not occur until the applicable date as determined under the NQDC Plan. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2021, they had not yet become payable. None of the named executive officers deferred cash payments under the NQDC Plan for 2021. The grant-date fair values of these RSUs were reported as compensation to each executive in the Summary Compensation Table in 2020.

(2)
The amount reported as aggregate earnings in 2021 represents the change in value of each executive’s vested and deferred RSUs from January 1, 2021 through December 31, 2021. The right to receive dividend equivalents was factored into the determination of the grant date fair value, which means that the value of the dividend equivalents included in “Aggregate Earnings in Last Fiscal Year” was effectively already included in the Summary Compensation Table.

(3)
Represents the aggregate value of dividend equivalent rights paid with respect to all vested and unvested RSUs held by each executive during 2021.

(4)
Based on a per share price of $262.91, which was the closing stock price on the NYSE of one share of the Company’s common stock on December 31, 2021.

Severance and Change of Control Agreements
We entered into severance and change of control agreements with Messrs. Gold, Smithers and Wolfe that became effective on January 18, 2017. We also entered into a severance and change of control agreement with Ms. Hastings that became effective on June 7, 2017. Except as provided below, each of the severance and change of control agreements with the named executive officers contains substantially similar terms.
The severance and change of control agreements each expire on December 31, 2022, but they include automatic renewal provisions under which they automatically renew for successive three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the then-current term.
The severance and change of control agreements provide that, if a named executive officer’s employment is terminated by the Company in a Qualifying Termination, the executive will be entitled to severance payments and certain benefits, subject to certain conditions specified below.
If the named executive officer experiences a Qualifying Termination, other than within two years of a “change of control” (as defined in the applicable severance and change of control agreement), (a) the executive will receive (i) a cash payment equal to the sum of his annual base salary and his average annual cash bonus during the past three years, multiplied by three, with respect to Messrs. Gold and Smithers, and two, with respect to Mr. Wolfe and Ms. Hastings, and (ii) 18 months of premiums the executive would be required to pay to continue health plan coverage under the Company’s health plans; and (b) the executive’s unvested equity awards subject to time-based vesting will vest on a pro-rated basis and the executive’s performance-based equity awards will be earned on a pro-rated basis based on the level of achievement as of such date of termination.
In the event of a Qualifying Termination of the executive within two years after a change of control of the Company, in addition to the compensation set forth above, all unvested equity awards subject to time-based vesting will vest immediately, and all unearned performance-based equity awards will vest at the greater of actual performance or target. In addition, if an executive has a Qualifying Retirement, then the executive’s unvested restricted stock or RSUs will vest on the date of retirement.
The severance and change of control agreements require each executive to sign a general release of claims against the Company as a condition of receiving the severance payment. In addition, for one year after termination of employment for any reason, the executive is prohibited from directly or indirectly soliciting (a) any of the Company’s employees to leave the Company or (b) any prospective employees negotiating with the Company on the date of termination to cease negotiations. The executive is also required to provide consulting services to the Company for up to 20 hours per month during the six months after any termination of employment and requires the executive to maintain the confidentiality of the Company’s confidential information.
If the executive retires for other than good reason and gives the Company a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under the Company’s equity incentive plans before his termination if the Company achieves the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give the Company the required number of years of advance notice of retirement.
The severance and change of control agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by the Board.
If an executive’s employment is terminated by the Company for cause or by the executive without good reason (and other than for death, disability or a qualifying retirement), the executive will not be entitled to any severance payment or benefits under the severance and change of control agreement.
None of the severance and change of control agreements provide for tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended.
Termination and Change of Control Scenario Table
The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his or her existing severance and change of control agreement with the Company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2021, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. In the event of a termination by the Company for cause or by the executive without good reason, including in connection with a change of control, such executive would not be entitled to any of the amounts reflected in the table.

Named Executive Officer and Trigger	Severance Payments(1)	Medical Benefits(2)	Value of Accelerated or Continued Vesting of Restricted Stock or RSUs(3)	Value of Accelerated or Continued Vesting of PSUs(4)	Total
Alan Gold
Qualifying Termination (other than within two years of a “change of control”)	$8,210,313	$19,987	$5,827,760	$5,400,080	$19,458,140
Qualifying Termination (within two years of a “change of control”)	8,210,313	19,987	7,609,141	5,400,080	21,239,521
Qualifying Retirement	—	—	7,609,141	5,400,080	13,009,221
Death	—	—	7,609,141	5,400,080	13,009,221
Disability	—	—	7,609,141	5,400,080	13,009,221
Paul Smithers
Qualifying Termination (other than within two years of a “change of control”)	$4,810,000	$49,241	$3,606,484	$3,600,053	$12,065,778
Qualifying Termination (within two years of a “change of control”)	4,810,000	49,241	4,611,967	3,600,053	13,071,261
Qualifying Retirement	—	—	4,611,967	3,600,053	8,212,020
Death	—	—	4,611,967	3,600,053	8,212,020
Disability	—	—	4,611,967	3,600,053	8,212,020
Catherine Hastings
Qualifying Termination (other than within two years of a “change of control”)	$1,328,917	$49,241	$2,145,612	$1,440,157	$4,963,927
Qualifying Termination (within two years of a “change of control”)	1,328,917	49,241	2,632,518	1,440,157	5,450,833
Qualifying Retirement	—	—	2,632,518	1,440,157	4,072,675
Death	—	—	2,632,518	1,440,157	4,072,675
Disability	—	—	2,632,518	1,440,157	4,072,675
Brian Wolfe
Qualifying Termination (other than within two years of a “change of control”)	$1,279,833	$49,241	$2,039,896	$1,200,131	$4,569,101
Qualifying Termination (within two years of a “change of control”)	1,279,833	49,241	2,501,589	1,200,131	5,030,794
Qualifying Retirement	—	—	2,501,589	1,200,131	3,701,720
Death	—	—	2,501,589	1,200,131	3,701,720
Disability	—	—	2,501,589	1,200,131	3,701,720

(1)
Amount represents the sum of the executive’s annual base salary and his or her average annual cash bonus during the past three years, multiplied by three, with respect to Messrs. Gold and Smithers, and two, with respect to Ms. Hastings and Mr. Wolfe.

(2)
Amount represents the amount needed to pay for health benefits for the executive and his or her eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(3)
For a Qualifying Termination within two years of a “change of control,” Qualifying Retirement, death or disability, amount is equal to each named executive officer’s total unvested restricted stock awards and RSUs on December 31, 2021 multiplied by our common stock closing price on December 31, 2021 of $262.91 per share. For a Qualifying Termination other than within two years of a “change of control,” amount is equal to each named executive officer’s pro rata restricted stock awards and RSUs that would vest on December 31, 2021 multiplied by our common stock closing price on December 31, 2021 of $262.91 per share.

(4)
For a Qualifying Termination, Qualifying Retirement, death or disability (each a “Qualifying Event”), under the award agreements for the PSUs, the PSUs continue to vest, except that if the PSUs were granted less than twelve months prior to the date of the Qualifying Event, then the potential payout of shares of common stock is prorated based on the number of months that the recipient was employed or provided service to the Company since the date of grant through the date of the Qualifying Event, divided by twelve months. After a “change of control,” the PSUs (as adjusted as a result of the change of control) continue to vest in full regardless of the date of grant, upon the occurrence of a Qualifying Event. The PSU values set forth above assume that the PSUs were granted more than twelve months prior to the date of the Qualifying Event and are based on the grant date fair values of the PSUs for Messrs. Gold, Smithers and Wolfe and Ms. Hastings.

Executive Chairman and CEO Pay Ratios
Pursuant to Section 953(b) of the Dodd-Frank Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our Executive Chairman, Mr. Gold, and our CEO, Mr. Smithers, to the median of the annual total compensation of our other employees. Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating these ratios:
•
We identified the median employee using our employee population on December 31, 2021. As of December 31, 2021, we had a total population of 18 employees, including full-time, part-time and temporary employees, other than our Executive Chairman and CEO. All of our employees are located in the United States.

•
We identified the median employee by considering the following three elements of compensation: 2021 base salary, discretionary bonus earned in 2021, and equity awards granted in 2021 (at the grant date fair value). For permanent employees (full-time and part-time) hired after January 1, 2021, we annualized the aforementioned components.

Using the methodology described above, we selected the median of our employee population. For fiscal year 2021, the median of the annual total compensation of our employees (other than our Executive Chairman and CEO) was $179,765, and the annual total compensation of Messrs. Gold and Smithers was $11,124,807 and $6,969,088, respectively. Based on this information, the ratio of the annual total compensation of Mr. Gold to the median of the annual total compensation of all employees other than our Executive Chairman and CEO was 62 to 1 and the ratio of the annual total compensation of Mr. Smithers to the median of the annual total compensation of all employees other than our Executive Chairman and CEO was 39 to 1. The annual total compensation of Messrs. Gold and Smithers presented for this purpose is equal to the compensation reported for them in the “Summary Compensation Table” included on page 28 of this Proxy Statement.
The pay ratios above represent our reasonable estimates calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the compensation committee nor our management used these pay ratio measures in making compensation decisions.

Compensation Risk Assessment
The compensation committee reviews our Company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers.   The compensation committee exercises discretion and evaluates the annual cash incentive program based on financial, operational, and individual goals. The compensation committee has also sought to align the interests of our key employees and named executive officers with that of our stockholders through grants of restricted stock and RSU awards, thereby giving employees additional incentives to protect and align with long-term value creation. In January 2021, the compensation committee introduced a PSU program, granting PSU awards that will be earned or forfeited based on our total stockholder return performance relative to two groups of real estate companies over an approximately three year period, providing further alignment of our named executive officers to long-term value creation.
All Other Employees.   Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our Company. Key employees also receive grants of restricted stock and RSU awards.
Based on its evaluation, the compensation committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our Company.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about shares of our common stock that may be issued under our Incentive Plan as of December 31, 2021.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	131,121	—	768,576
Equity compensation plans not approved by stockholders	—	—	—
Total	131,121	—	768,576

(1)
Our Incentive Plan was approved by our stockholders prior to the completion of our initial public offering. Securities to be issued upon exercise of outstanding options, warrants and rights consist of 60,326 shares of common stock issuable upon vesting of 60,326 RSUs and 70,795 shares of common stock issuable upon vesting of 70,795 PSUs (assuming “target” performance), which were granted under our Incentive Plan and were outstanding as of December 31, 2021. Neither the RSUs nor the PSUs have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 15, 2022 for each person or group that holds more than 5% of our common stock, for each director and named executive officer and for our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. Unless otherwise indicated, the address of each named person is c/o Innovative Industrial Properties, Inc., 11440 West Bernardo Court, Suite 100, San Diego, California 92127. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change of control of the Company.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of All Shares(1)
Alan Gold(2)	267,808	1.0%
Paul Smithers(3)	38,026	*
Gary Kreitzer(4)	37,818	*
Brian Wolfe(5)	11,449	*
Catherine Hastings(6)	10,599	*
David Stecher(7)	6,603	*
Mary Curran(8)	2,390	*
Scott Shoemaker(8)	1,700	*
All directors and officers as a group (eight persons)	376,393	1.5%
BlackRock, Inc.(9)	4,292,781	16.7%
Vanguard Group, Inc.(10)	3,809,378	14.8%

*
less than 1%.

(1)
Based on a total of 25,701,927 shares of our common stock outstanding as of March 15, 2022.

(2)
Includes 56,500 shares held in a spousal lifetime access trust for the benefit of Mr. Gold’s spouse and adult children. Excludes 44,808 RSUs and 78,045 “target” PSUs.

(3)
Includes 11,583 shares of restricted stock held by Mr. Smithers directly. Excludes 17,307 RSUs and 52,030 “target” PSUs.

(4)
Includes 1,104 shares of restricted stock held by Mr. Kreitzer directly.

(5)
Includes 8,091 shares of restricted stock held by Mr. Wolfe directly. Excludes 17,344 “target” PSUs.

(6)
Excludes 14,565 RSUs and 20,813 “target” PSUs.

(7)
Includes 883 shares of restricted stock held by Mr. Stecher directly and 70 shares held by Mr. Stecher’s spouse. Excludes 911 RSUs.

(8)
Excludes 1,794 RSUs for each of Ms. Curran and Mr. Shoemaker.

(9)
Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Managers Ltd. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055. The foregoing information is based on BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 27, 2022.

(10)
The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported by Vanguard Group, Inc. Includes 56,351 shares for which Vanguard Group, Inc. shares voting power and 77,981 shares for which Vanguard Group, Inc. shares dispositive power. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A filed with the SEC on February 10, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of the reports on Forms 3 and 4 and amendments thereto furnished to us in 2021 and Forms 5 and amendments thereto furnished to us with respect to 2020, or written representations from reporting persons that no Form 5 filings were required, we believe that in 2021 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act.

RELATED PARTY TRANSACTIONS
We have adopted a written policy regarding the review and approval of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved in advance the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.
Mr. Gold utilizes a private airplane from time to time for Company business travel purposes, which airplane is owned by an entity controlled by Mr. Gold, our executive chairman. We reimburse Mr. Gold for the Company-related use of the airplane by Mr. Gold, including out-of-pocket operating costs, on terms we believe are comparable to those we could secure from an independent third party. Our Company’s decision to utilize Mr. Gold’s private airplane exclusively for business travel purposes was made to provide greater flexibility and time-savings for business travel of our management team, including meetings with investors and prospective business partners. As approved by our audit committee, approximately $66,000 and $309,000 were paid to Mr. Gold on account of such expenses for the years ended December 31, 2021 and 2020, respectively. Our audit committee has also approved such reimbursements by the Company to Mr. Gold for utilization of Mr. Gold’s private airplane for business travel purposes on an ongoing basis, for an amount not to exceed $300,000 for the year ending December 31, 2022.
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.
STOCKHOLDER PROPOSALS
Stockholders who wish to include a proposal in our proxy statement and form of proxy relating to the 2023 annual meeting of stockholders must be received by us no later than December 6, 2022. Such proposals must comply with the requirements established by the SEC in order to be included in the proxy statement. A stockholder who wishes to make a director nomination or proposal of other business at the 2023 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 6, 2022 and 5:00 p.m., Pacific Time, on December 6, 2022. If the stockholder fails to give timely notice as required by our current bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for director nominations and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our 2021 annual report to stockholders. Requests should be mailed to Brian Wolfe, Corporate Secretary, 11440 West Bernardo Court, Suite 100, San Diego, CA 92127. You may also access our Annual Report on Form 10-K in the “Investors” section of our website (www.innovativeindustrialproperties.com).

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you contact us at the following address: 11440 West Bernardo Court, Suite 100, San Diego, CA 92127, Attention: Brian Wolfe, Corporate Secretary, or telephone number: 858-997-3332. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET OR TELEPHONE OR, IF YOU REQUEST WRITTEN PROXY MATERIALS, BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.
By Order of the Board of Directors,
Alan Gold
Executive Chairman

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

2022 Annual Meeting of Stockholders

May 18, 2022, 8:00 A.M. local time

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY

PROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

CONTROL NUMBER

Signature________________________________ **Signature, if held jointly**________________________________ **Date**____________, **2022.**

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.INNOVATIVE INDUSTRIALPROPERTIES, INC.2022 Annual Meeting ofStockholdersMay 18, 2022,8:00 A.M. local timeThis Proxy is Solicited On BehalfOf The Board Of DirectorsMAIL – Mark, sign and date your proxycard and return it in the postage-paidenvelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXYPROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEESLISTED, FOR PROPOSAL 2, AND FOR PROPOSAL 3.1. Election of directors, each to serve until the next annualmeeting of stockholders and until their successors are dulyelected and qualified.GAINST ABSTAINFOR AGAINST ABSTAINPROXYPROPOSALS — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEESLISTED, FOR PROPOSAL 2, AND FOR PROPOSAL 3.MAIL – Mark, sign and date your proxycard and return it in the postage-paidenvelope provided.(1) Alan Gold(2) Gary Kreitzer(3) Mary Curran(4) Scott Shoemaker(5) Paul Smithers(6) David Stecher2. Ratification of the appointment ofBDO USA, LLP as the Company’sindependent registered publicaccounting firm for the year endingDecember 31, 2022.FOR AGAINST ABSTAIN3. Approval on a non-binding advisory basis ofthe compensation of the Company’s namedexecutive officers.FOR AGAINST ABSTAINTo vote and otherwise represent the undersigned on any matterthat may properly come before the meeting or any adjournment orpostponement thereof in the discretion of the proxy holders.Meeting AttendanceMark the box to the right if you planto attend the Annual Meeting.CONTROL NUMBERSignature_______________________________ Signature, if held jointly________________________________ Date_____________, 2022.Date and Sign Below Please date this proxy and sign it exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. Whensigning as an executor, administrator, trustee or guardian, please give full title as such under signature(s). If shares are held by a corporation, please sign in full corporatename by the president or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials forthe Annual Meeting of Stockholders to be held on May 18, 2022The 2022 Proxy Statement and the 2021 Annual Report toStockholders are available athttps://www.cstproxy.com/innovativeindustrialproperties/2022 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSINNOVATIVE INDUSTRIAL PROPERTIES, INC.The undersigned stockholder of Innovative Industrial Properties, Inc., a Maryland corporation(the “Company”), hereby appoints Alan Gold and Paul Smithers, and each of them, as proxiesfor the undersigned with full power of substitution in each, to attend the annual meeting ofthe Company’s stockholders to be held on May 18, 2022 at 8:00 a.m., local time, at 11440West Bernardo Court, Suite 100, San Diego, CA 92127, and any adjournment or postponementthereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to castat such meeting and otherwise to represent the undersigned at the annual meeting with allpowers possessed by the undersigned if personally present at the annual meeting. Theundersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders andthe accompanying Proxy Statement, the terms of each of which are incorporated by reference,and revokes any proxy heretofore given with respect to such meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTEDHEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETINGOR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THISPROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL2 , AND “FOR” PROPOSAL 3, EACH AS DESCRIBED IN THE PROXY STATEMENT, AND IN THEDISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COMEBEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.(Continued and to be marked, dated and signed, on the other side)